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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors
Data Conversion Laboratory, Inc.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form SB-2/A of our report dated May 8, 2002, except for the first three paragraphs of Note 12, as to which the date is May 24, 2002 and the last paragraph of Note 12, as to which the date is July 19, 2002, on the financial statements of Data Conversion Laboratory, Inc. as of December 31, 2001 and 2000 which appear in such Prospectus. We also consent to the reference to our Firm under the captions "Experts" and "Selected Financial Data" in such Prospectus.





GOLDSTEIN GOLUB KESSLER LLP
New York, New York

July 22, 2002